                                                                    EXHIBIT 99.1


                         Equity Office Properties Trust
                 1997 Non-Qualified Employee Share Purchase Plan

                              Financial Statements
            As of December 31, 2000 and 1999 and for the three years
                     in the period ended December 31, 2000


CONTENTS


                                                                              Page
                                                                              ----

Report of Independent Auditors......................................            2

Financial Statements and Notes......................................            3

Report of Independent Auditors



Compensation and Option Committee of the Board of Trustees of Equity Office Properties Trust
  1997 Non-Qualified Employee Share Purchase Plan

We have audited the accompanying statements of financial condition of the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan, as amended, as of December 31, 2000 and 1999, and the related statements of income and changes in plan equity for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial condition of the Plan at December 31, 2000 and 1999, and the income and changes in plan equity for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.



                                                       Ernst & Young LLP


Chicago, Illinois
March 16, 2001

                         Equity Office Properties Trust
                 1997 Non-Qualified Employee Share Purchase Plan
                        Statements of Financial Condition



                                                              DECEMBER 31,
                                                          -------------------
                                                            2000       1999
                                                          --------   --------
ASSETS:
  Receivable from Equity Office Properties Trust:
    Participant contributions .........................   $101,000   $105,800
                                                          --------   --------

    Total Plan equity .................................   $101,000   $105,800
                                                          ========   ========




See accompanying notes.

                         Equity Office Properties Trust
                 1997 Non-Qualified Employee Share Purchase Plan
                Statements of Income and Changes in Plan Equity


                                                            FOR THE YEAR ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                           2000           1999            1998
                                                       -----------    -----------    ----------

Plan equity at beginning of year                       $   105,800    $ 1,015,300    $       --
                                                       -----------    -----------    ----------

Additions:
  Participant contributions                              1,733,500      1,886,300     1,492,100
  Plan Sponsor contributions                               412,000        267,600       253,500
                                                       -----------    -----------    ----------
    Total additions                                      2,145,500      2,153,900     1,745,600
                                                       -----------    -----------    ----------

Deductions:
  Refunds of Participant contributions                      (1,600)        (6,200)      (12,700)
  Purchase of and distributions to Participants
    of Common Shares                                    (2,148,700)    (3,057,200)     (717,600)
                                                       -----------    -----------    ----------
    Total deductions                                    (2,150,300)    (3,063,400)     (730,300)
                                                       -----------    -----------    ----------

Plan equity at end of year                             $   101,000    $   105,800    $1,015,300
                                                       ===========    ===========    ==========




See accompanying notes.

                         Equity Office Properties Trust
                 1997 Non-Qualified Employee Share Purchase Plan
                          Notes to Financial Statements

Note 1 - Description of Plan

The following description of the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan, as amended, (the "Plan") provides only general information. Participants should refer to the text of the Plan and the Plan prospectus for a complete description of the Plan's provisions. Equity Office Properties Trust ("Equity Office") is the Plan sponsor. The Plan was effective January 1, 1998.

The Plan was adopted by Equity Office in 1997 to encourage eligible employees and eligible trustees ("Participants") to purchase Equity Office's common shares of beneficial interest, $0.01 par value per share ("Common Shares") in the belief that a Participant's ownership of Common Shares will increase his or her interest in the success of Equity Office. A Participant is eligible to participate in the Plan for a Purchase Period (as defined below) if he or she serves on the Board of Trustees of Equity Office or has been so employed by Equity Office Properties Management Corp., a subsidiary of Equity Office, for at least 31 days, and is regularly scheduled to work 20 or more hours each week. The minimum amount a Participant can contribute is $10 per pay period. The maximum amount a Participant can contribute is 20% of gross pay per pay period, up to $100,000 per calendar year. Contributions may be held as part of the general assets of Equity Office. All contributions are fully vested.

The Purchase Periods for the years ended 2000, 1999 and 1998 were from January 1 through June 30, 1998, July 1 through December 31, 1998, January 1 through June 30, 1999, July 1 through November 30, 1999, December 1, 1999 through May 31, 2000, June 1 through November 30, 2000 and December 1 through December 31, 2000 ("Purchase Period"). At the end of each Purchase Period, Participant's contributions are used to purchase Common Shares. The price for the Common Shares ("Purchase Price") will be 85% of the lesser of: (i) the Closing Price (as defined below) for a Common Share as of the last business day of the applicable Purchase Period; or (ii) the Average Closing Price (as defined below) of a Common Share for the Purchase Period. The Closing Price is the price reported for the Common Shares in the Wall Street Journal, or another publication designated by the Compensation and Option Committee of the Board of Trustees of Equity Office ( the "Committee"), for the applicable business day. The Average Closing Price is the average of the Closing Prices for all business days during the Purchase Period. The number of Common Shares purchased is calculated on a per Participant basis by dividing the contributions made by each Participant during the Purchase Period by the Purchase Price. Only whole shares are purchased.

Employer Contributions represent the discount or aggregate difference between the market value price of Equity Office's Common Shares and the established discount purchase price at the end of the purchase period.

The Common Shares purchased on behalf of each Participant are uncertificated and are recorded as a book entry. Accordingly, all Common Shares purchased under the provisions of the Plan are deemed to be immediately distributed to the Participants.

Any disposition by any Participant of his or her Common Shares which he or she has owned for less than one year are subject to the restrictions set forth in the Plan.

The Company has reserved 2,000,000 Common Shares for participants under the Plan.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

Accounting Method
The accounting records of the Plan are maintained on the accrual basis. Common Shares are purchased after the end of each Purchase Period and accounted for in the appropriate option period.

Expenses
Equity Office pays administrative expenses of the Plan.

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.


NOTE 3 - DISTRIBUTIONS

A summary of the Common Shares purchased and distributed in 2000, 1999 and 1998 for each purchase period is as follows:


                                                                           PURCHASE PERIOD
                                 ---------------------------------------------------------------------------------------------------
                                  12/1/99 TO    6/1/00 TO      12/1/00 TO     1/1/99 TO     7/1/99 TO      1/1/98 TO     7/1/98 TO
                                    5/31/00      11/30/00       12/31/00       6/30/99       11/30/99        6/30/98      12/31/98
                                 ------------  ------------   ------------  ------------   ------------   ------------  ------------
Participant contributions, net
   of refunds to Participants    $  1,007,800  $    730,300   $     94,900  $  1,208,300   $    570,700   $    618,000  $    854,200
Employer contributions                243,600       168,400             --       164,800        102,800         99,000       154,500

                                 ------------  ------------   ------------  ------------   ------------   ------------  ------------
  Total                          $  1,251,000  $    898,700   $     94,900  $  1,373,100   $    673,500   $    717,600  $  1,008,700
                                 ============  ============   ============  ============   ============   ============  ============

Market value of Common Shares
   purchased and distributed
   per share                     $      26.63  $      31.02   $         --  $      24.75   $      22.00   $      27.94  $      24.04
                                 ============  ============   ============  ============   ============   ============  ============
Common Shares purchased and
   distributed                         46,977        28,946             --        55,477         30,700         25,642        41,871
                                 ============  ============   ============  ============   ============   ============  ============

NOTE 4 - FEDERAL INCOME TAXES

The Plan is neither a qualified plan under Section 401(a) of the Internal Revenue Code nor is it an employee stock purchase plan under Section 423 of the Internal Revenue Code. Participants are subject to any required tax withholding by Equity Office on the discount/compensation earned under the Plan.

NOTE 5 - AMENDMENT OR TERMINATION

The Plan may be amended or terminated by the Committee or the Board of Trustees at any time. Amounts available in Participant's accounts would either be used to purchase Common Shares or returned to the Participants.

                         Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-72187) pertaining to the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan of our report dated March 16, 2001, with respect to the Financial Statements of the Equity Office Properties Trust 1997 Non-Qualified Employee Share Purchase Plan as amended, included in this Annual Report and included as Exhibit 99 in the 2000 Annual Report (Form 10-K) of Equity Office Properties Trust for the year ended December 31, 2000.


                                                            Ernst & Young LLP


Chicago, Illinois
March 23, 2001

                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

                             Equity Office Properties Trust
                             1997 Non-Qualified Employee Share Purchase Plan
                             -----------------------------------------------
                                             (Name of Plan)


Date: March 19, 2001         Compensation and Option Committee of the
                             Board of Trustees of Equity Office Properties Trust


                             By: /s/ Sheli Z. Rosenberg
                                ---------------------------------------------
                                Sheli Z. Rosenberg
                                Member of the Compensation and Option
                                Committee and Trustee